EXHIBIT 4.1

ICE                      Frank A. Ciccotto Jr.       100 William Street
ICE Data Services        President & Global Head     New York, NY  10038
Securities Evaluation    Securities Evaluations      Tel. 212-438-4417
                                                     Frank.CiccottoJr@theice.com


                                 March 21, 2017


Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, Texas 77046-1173

The Bank of New York Mellon
2 Hanson Place, 12th Floor
Brooklyn, New York 11217
Unit Investment Trust Dept.


         Re:     Invesco Unit Trusts, Taxable Income Series 595
                 Investment Grade Corporate Trust, 5-8 Year Series 25
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Gentlemen:

   We have examined Registration Statement File No. 333-214001 for the above mentioned trust. We hereby acknowledge that ICE Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to ICE Securities Evaluations, Inc. as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ FRANK A. CICCOTTO
                                                           ---------------------
                                                               Frank A. Ciccotto
                                                        President & Global Head,
                                                          Securities Evaluations